Exhibit 23.3

LETTER OF CONSENT

TO:     Lundin Mining Corporation

I refer to the Annual Report on Form 40-F of Lundin Mining Corporation dated March 31, 2009 (including all exhibits, the "Annual Report").

I hereby consent to the use of my report and the appearance of my name in the Annual Report.

Dated this 31st day of March, 2009.

Yours sincerely,
for and on behalf of Wardell Armstrong International

/s/ Owen Mihalop
Owen Mihalop
Technical Director

Wardell Armstrong International Ltd, Wheal Jane, Baldhu, Truro, Cornwall, TR3 6EH, UK
Tel+ 44 (0) 1872 560738 Fax + 44 (0) 1872 561079 Web //www.wardell-armstrong.com
Registered Office Sir Henry Doulton House, Forge Lane, Stoke on Trent, Staffordshire. ST1 5BD. Company No 3813172